As filed with the Securities and Exchange Commission on May 25, 2006

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CEPHALON, INC.

(Exact name of registrant as specified in its charter)

Delaware	23-2484489
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

41 Moores Road
Frazer, Pennsylvania 19355
(Address of principal executive offices)

Cephalon, Inc.
Non-Qualified Deferred Compensation Plan
(Full title of the plan)

John E. Osborn
Executive Vice President,
General Counsel & Secretary
Cephalon, Inc.
41 Moores Road
Frazer, PA 19355
(610) 344-0200
(Name, address and telephone number,
Including area code, of agent for service)

Copy to:

Pran Jha
Sidley Austin LLP
One South Dearborn
Chicago, IL 60603
(312) 853-7000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Deferred Compensation Obligations	$50,000,000 (1)	N/A (1)	$50,000,000 (1)	$5,350.00

(1)                                  The Deferred Compensation Obligations are unsecured obligations of Cephalon, Inc. to pay deferred compensation in the future in accordance with the terms of the Cephalon, Inc. Non-Qualified Deferred Compensation Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents heretofore filed with the Securities and Exchange Commission (the “Commission”) by Cephalon, Inc. (the “Company”) are incorporated herein by reference:

(a)           The Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

(b)           The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.

(c)           The Company’s Current Reports on Form 8-K filed with the SEC on January 12, 2006, January 24, 2006, January 26, 2006, February 2, 2006, February 15, 2006, March 28, 2006, April 14, 2006, April 25, 2006, May 3, 2006 and May 17, 2006 and the Current Reports on Form 8-K/A filed with the SEC on March 10, 2006 and May 12, 2006.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”) it being understood that any documents filed by the Company with the Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K shall not be deemed to be incorporated by reference into this Registration Statement.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement

Item 4. Description of Securities

The $50 million of deferred compensation obligations (the “Obligations”) being registered under this Registration Statement may be offered to certain eligible employees of the Company and its subsidiaries pursuant to the Cephalon, Inc. Non-Qualified Deferred Compensation Plan (the “Plan”).

The Obligations are general unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Plan from the general assets of the Company and rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Company has established a trust to hold assets contributed under the Plan. However, these assets remain general assets of the Company and rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

The amount of compensation deferred by each participant is determined in accordance with each participant’s deferral election and the provisions of the Plan. The Plan provides for the investment of each participant’s deferral account in such investments as the Stock Option and Compensation Committee of the Board of Directors of the Company (the “Committee”) may elect. Each participant’s separate deferred bonus account will be increased annually at the rate of ten percent (10%) per annum or at any other rate prospectively specified by a separate Committee resolution. Participants cannot sell, assign, hypothecate, alienate, encumber or in any way transfer or convey in advance of receipt any Obligations. All deferral accounts together with earnings thereon will be payable upon the termination of the deferral period, retirement, death, disability or separation of service in a single lump sum or in installments in accordance with the terms of the Plan. The Committee may also make a distribution from deferred accounts upon an unforeseeable emergency with respect to a participant.

The Company reserves the right to amend or terminate the Plan at any time, except that no amendment or termination may adversely affect the rights of any participant with respect to amounts to which the participant is entitled prior to the date of amendment or termination.

The Obligations are not convertible into any other security of the Company. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant of the Company.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“Section 145”) permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Article 9 of the Company’s By-Laws provides for the indemnification of directors, officers, employees and agents of the Company to the maximum extent permitted by the Delaware General Corporation Law. Section 145 empowers a corporation to indemnify any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The Company’s By-laws permit it to purchase insurance on behalf of such person against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the foregoing provision of the By-laws.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

Item 9. Undertakings

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Frazer, Commonwealth of Pennsylvania, on this 25th day of May 2006.

CEPHALON, INC.

By:	/s/ Frank Baldino, Jr.
Frank Baldino, Jr., Ph.D.
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frank Baldino, Jr. and John E. Osborn, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, including any filings under Rule 462 promulgated under the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 25th day of May 2006.

/s/ Frank Baldino, Jr.	Chairman, President and Chief Executive	May 25, 2006
Frank Baldino, Jr., Ph.D.	Officer (Principal Executive Officer)

/s/ J. Kevin Buchi	Executive Vice President and Chief Financial	May 25, 2006
J. Kevin Buchi	Officer (Principal Financial Officer and
Principal Accounting Officer)

/s/ William P. Egan	Director	May 25, 2006
William P. Egan

/s/ Martyn D. Greenacre	Director	May 25, 2006
Martyn D. Greenacre

/s/ Vaughn M. Kailian	Director	May 25, 2006
Vaughn M. Kailian

/s/ Kevin E. Moley	Director	May 25, 2006
Kevin E. Moley

/s/ Charles A. Sanders	Director	May 25, 2006
Charles A. Sanders, M.D.

/s/ Gail R. Wilensky	Director	May 25, 2006
Gail R. Wilensky, Ph.D.

/s/ Dennis L. Winger	Director	May 25, 2006
Dennis L. Winger

INDEX TO EXHIBITS TO REGISTRATION STATEMENT ON FORM S-8

Exhibit
Number	Description of Exhibit

4.1	Restated Certificate of Incorporation, as amended (filed as Exhibit 3.1 to Cephalon’s Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and incorporated herein by reference).

4.2

Certificate of Amendment to the Restated Certificate of Incorporation as filed with the Secretary of State of the State of Delaware on May 16, 2002 (filed as Exhibit 3.1 to Cephalon’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 and incorporated herein by reference).

4.3	Bylaws, as amended and restated (filed as Exhibit 3.2 to Cephalon’s Current Report on Form 8-K filed October 21, 2005 and incorporated herein by reference).

4.4

Specimen copy of stock certificate for shares of Common Stock (filed as Exhibit 4.1 to Cephalon’s Annual Report on Form 10-K for the fiscal year ended December 31, 1993 and incorporated herein by reference).

4.5

Second Amended and Restated Rights Agreement, dated as of October 27, 2003, between Cephalon, Inc. and StockTrans, Inc. as Rights Agent. (filed as Exhibit 1 to Cephalon’s Form 8-A12G/A filed on October 27, 2003 and incorporated herein by reference).

4.6	Cephalon, Inc. Non-Qualified Deferred Compensation Plan (filed as Exhibit 10.1 to Cephalon’s Current Report on Form 8-K filed on December 7, 2005 and incorporated herein by reference).

*5.1	Opinion of Sidley Austin LLP.

*23.1	Consent of PricewaterhouseCoopers LLP, Philadelphia, PA.

*23.2	Consent of PricewaterhouseCoopers LLP, London, England.

*23.3	Consent of Sidley Austin LLP (included in Exhibit 5.1).

*24.1	Powers of Attorney (contained in the Signatures page to this Registration Statement).

*99.1	Form of Election Form for Cephalon, Inc. Nonqualified Deferred Compensation Plan.

*  Filed herewith.